Exhibit 99.1

SPARK NETWORKS® APPOINTS MICHAEL S. EGAN AS CEO AND

LEE K. BARBA TO THE BOARD OF DIRECTORS

LOS ANGELES, Calif., December 15, 2014 — On December 15, 2014, Spark Networks, Inc. (NYSE MKT: LOV) (the “Company”) announced the appointment of Michael S. Egan as Chief Executive Officer, effective January 2, 2015. In conjunction with Mr. Egan’s appointment, Michael J. McConnell will step down from his position as Interim Executive Chairman on January 2, 2015, but will retain his role as Chairman of the Board of Directors. The appointment of Mr. Egan, a leading consumer internet executive, reflects the Company’s focus on product innovation to drive user experience and subscriber growth for its industry leading niche online dating brands and communities.

“Improving our user experience and marketing efficiency are critical to optimizing the value of our core brands and communities going forward,” said Mr. McConnell. “Michael Egan is a proven leader with significant experience in product development, data analytics, and growing on-line subscription businesses and communities.”

Mr. Egan said, “I am honored and delighted to lead Spark, one of the internet’s premier online dating companies since 1997. The resumption of growth is a key objective for the Company’s online communities in 2015, and I look forward to working with the Company’s dedicated employees to bring innovative products, content, and personalized experiences to users around the world.”

Mr. Egan is joining the Company from Internet Brands, Inc., where he served in a number of capacities since 2008. He has most recently served as its Senior Vice President and Group General Manager of the Home, Careers, Money and Health Divisions. From 2003 to 2008, he served in several capacities at Yahoo! Inc., including Senior Director – Business Lead, Sponsored Search & Mobile; Senior Director – Content Strategy & Operations; and Director – Global Content Quality. Prior to his time at Yahoo! Inc., Mr. Egan was a consultant at Bain & Company, Inc.

Mr. Egan received his B.A. from the University of California, Santa Cruz and his M.B.A. in Finance and Strategy from the UCLA Anderson School of Management.

The Company also announced the appointment of Lee K. Barba to the Company’s Board and Audit Committee, effective December 15, 2014. Mr. Barba replaces Stephen Davis, who resigned from the Board and the Audit Committee, effective December 15, 2014.

Mr. Barba is an experienced investor and financial professional who has served as Chief Executive Officer and Chairman of the Board of thinkorswim Group Inc., an integrated investor education and online brokerage firm, which was acquired by TD Ameritrade in 2009. Prior to that, he was President of Coral Energy L.P., a joint venture of Shell Oil Company focused on deregulated energy markets. Mr. Barba spent eight years in a variety of executive positions with Bankers Trust, including Chief Operating Officer of the Global Investment Bank, and began his career in the brokerage and investment banking industry. Between 2010 and 2013, Mr. Barba also served as a board member of EDAC Technologies Corporation, a diversified manufacturing company serving the aerospace and industrial markets.

Mr. Barba received his B.A. from the University of North Carolina and his M.B.A. from Columbia University, New York.

“We are very excited to welcome Lee to our Board,” said Mr. McConnell. “Lee brings a wealth of experience and expertise, particularly in on-line, consumer businesses and the use of data analytics to drive efficient marketing spend. We also extend our thanks to Mr. Davis for his service this year.”

Mr. Davis remarked, “Spark is in the process of executing an exciting and promising plan for the future. Given the significant time commitments necessary to achieve that plan and my increasing responsibilities as Managing Partner of Banneker Partners, the arrival of a strong new director in Lee Barba made now the right time to step down.”

John Lewis, a member of the Board and Chief Investment Officer and Managing Partner of Osmium Partners, LLC, added, “As a former investor in thinkorswim, I have seen firsthand what Lee can accomplish as an intense, data-driven operator. Lee, as CEO and Chairman of thinkorswim, more than quadrupled revenues while increasing operating cash flows from $7 million to nearly $60 million, culminating in a successful sale of the company to TD Ameritrade in 2009.”

Safe Harbor Statement:

This press release contains forward-looking statements. Any statements in this news release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “intends,” “goal,” “objective,” “seek,” “attempt,” or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to our ability to: attract members; convert members into paying subscribers and retain our paying subscribers; develop or acquire new product offerings and successfully implement and expand those offerings; keep pace with rapid technological changes; maintain the strength of our existing brands and maintain and enhance those brands; continue to depend upon the telecommunications infrastructure and our networking hardware and software infrastructure; identify and consummate strategic acquisitions and integrate acquired companies or assets; obtain financing on acceptable terms; and successfully implement both cost cutting initiatives and our current long-term growth strategy. For a discussion of these and further risks and uncertainties, please see our filings with the Securities and Exchange Commission. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings with the SEC also are available from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

About Spark Networks, Inc.:

The Spark Networks portfolio of consumer Web sites includes, among others, JDate®.com (www.jdate.com), ChristianMingle®.com (www.christianmingle.com), Spark®.com (www.spark.com), BlackSingles.com®(www.blacksingles.com), and SilverSingles®.com (www.silversingles.com).

For More Information

Investors:	Brett Zane
+1-310-893-0550
bzane@spark.net